TODD SHIPYARDS CORPORATION ANNOUNCES AWARD OF U.S. COAST GUARD MULTI-YEAR MAINTENANCE CONTRACT ON USCGC HEALY (WAGB-20)

VIA FACSIMILE CONTACT: HILARY PICKEREL

Total Pages - 1 SHAREHOLDER RELATIONS

206-623-1635 Ext. 106

SEATTLE, WASHINGTON...September 29, 2005...Todd Shipyards Corporation (NYSE:TOD) announced today that the U.S. Coast Guard has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation ("Todd Pacific"), a multi-year maintenance contract on the icebreaker USCGC Healy (WAGB-20) ("Healy"). The award is for a Multi-Option Firm Fixed-Price supply contract that will be in effect from September 2005 to March 2010 (Contract No. HSCG85-05-C-625306). It provides for the periodic pier-side maintenance of the Healy and is to be accomplished at the U.S. Coast Guard Integrated Support Center in Seattle, Washington. Todd Pacific estimates the value of the contract to be in the range of $11 million over four and one half years, if all options are exercised. There is no assurance that all options will be exercised, in whole or in part.

The Healy was placed in service in 2000 and is the newest icebreaker in the Coast Guard fleet. The Healy is homeported in Seattle Washington along with the Polar Class Icebreakers, Polar Sea and Polar Star.

Todd Pacific performs a substantial amount of repair and maintenance work on commercial and federal government vessels engaged in various seagoing trade activities in the Pacific Northwest. Its customers include the U.S. Navy, the U.S. Coast Guard, the Washington State Ferry system, NOAA and various other commercial and governmental customers. Todd Shipyards has operated a shipyard in Seattle since 1916.